Rider clauses 17 — £9 attached hereto constitute an integral part of this Agreement. The Sellers The Buyers

Appendix to Memorandum of Agreement code-name SALEFQRM 1993-dated - 54,000 DWT “DELOS RANGER”- Hull Ko. K21E
Clause 17 Flag and registratteft
It is the intention of’the parties that the Vessel will be delivered to the Buyers as soon as is reasonably possible following delivery of the Vessel to the Sellers by the Builders. Notwithstanding the foregoing, if the Initial Closing has not taken place by the date falling 30 days prior to the anticipated date of delivery of the Vessel by the Builders to the Sellers (and the Master Agreement has not been terminated), then the Sellers may by notice in writing to the Buyers elect to retain ownership of the Vessel and trade the Vessel until such time after the Initial Closing that the Vessel is next free of cargo in a non-USA, non-Australian port. In such case, and notwithstanding any provision of this Agreement to the contrary, the Vessel shall be delivered and taken over by the Buyers safely afloat at such safe and accessible port, anchorage and/or safe and accessible berth always safely afloat at the Sellers’ option (place of delivery in accordance with Vessel’s trade/charter obligations) and otherwise in accordance with the terms and provisions set out in Schedule 1.
Until the delivery of the Vessel under the terms of the Shipbuilding Contract the Sellers will continue to supervise the construction and perform their duties and obligations regarding the construction of the Vessel according to the Shipbuilding Contract without interference whatsoever from the Buyers subject to Clause 21 or, subject to Clause 36 25, without the imposition of any additional duties as a result of this Agreement. For the avoidance of doubt, and subject always to the Buyers’ rights under Clause 18 (b), 22 and £6 25, the Sellers shall at their sole discretion determine how and when they shall exercise their rights and perform their duties under the Shipbuilding Contract.
Clause 18- Review of the Shipbuilding Contract and the Specifications — Adjustment of Contract Price
(a) The Buyers hereby confirm that they have reviewed, inspected and accepted the following documents:
—Specification dated 12.09.2006 - Manufacturer’s list dated 18.06.2003 as finally agreed by the
Sellers. - General Arrangement Plan.
The Sellers shall deliver to the Buyers a copy of the Shipbuilding Contract (with the amount of the purchase price, installments and other financial terms deleted) upon payment by the Buyers of the Deposit in accordance with Clause 2.
The Buyers shall treat all documentation received with respect to the construction of the Vessel as private and confidential and shall not disclose any of it to any third party. The Buyers agree to respect and be bound by the Builder’s rights to these documents in accordance with the terms and conditions of the Shipbuilding Contract.
(b) So long as Sellers’ shall not have accrued the right to terminate the Shipbuilding Contract with due to insufficient speed, excessive fuel consumption or insufficient deadweight of the Vessel any adjustment of the purchase price under the Shipbuilding Contract by way of liquidated damages due thereto to be for Buyers’ account provided that receipt of the benefit of any such adjustment by way of deduction of an equal sum from the purchase price under this Agreement shall be the sole right and remedy of the Buyers who shall have no right to terminate this Agreement and/or to reject the Vessel and/or to claim damages as a result thereof,
Clause 19- Place of closing and documentation

Place of documentary closing: Piraeus, Greece and/or New York at a mutually agreed venue. The delivery of the Vessel and closing may be at different venues, but to be at the same date and time. The procedure of the closing will be mutually agreed between Buyers and Sellers. The Buyers hereby declare and confirm that the Vessel will be registered in their name under Bahamas Hag subject to CSR arrangements having been concluded.
Subject to Clause 17, at the time of delivery, the Sellers are to supply the Buyers with reasonable documentation as required by the Buyers and their intended flag. The agreed list is to be incorporated into this Agreement as an Addendum
Clause 20- Condition on delivery
The Vessel with everything belonging to her shall be delivered and taken over by the Buyers in substantially the same condition as at time of delivery from the Builder. The Vessel shall be delivered with her class maintained and with her classification certificates valid, clean and without condition/recommendation by Class and free of average damage affecting class at the time of delivery, save that (a) the said certificates may not be in permanent form and that only provisional/interim certificates may be provided by the Sellers to the Buyers on the date of delivery and (b) the classification certificates may have notes which are customarily applicable to newly buiit Vessels and which do not affect Vessel’s class.
Clause 21- Buyers[1] allowed to place on Board one person for sea trials
Clause 22- Modifications.
a) At the date of signing of this Agreement, Sellers steli have made known to Buyers in writing all modifications, alterations and extras made to the Specifications and hereby agree that they will advise Buyers in good time, of any and all future material modifications/alterations/extras for Buyer’s consent without increasing the purchase price under this Agreement. Should the same result in a decrease in the purchase price under the Shipbuilding Contract by US$100.000 or more then the Sellers shall request the Buyer’s consent which shall not be unreasonably withheld or delayed,
Clause 23- Deposit
The 20 pet deposit shall be made on the Initial Closing Date as provided in Article 2.4 B of the Master Agreement.
Clause 24- Warranty Claims
At the time of the delivery of the Vessel under this MOA, the Sellers shall, pursuant to the terms of a separate assignment agreement, assign to the Buyers, all of their rights against the Builder regarding any guarantee claims (Art. 9 of the Shipbuilding Contract). Sellers will act as agent and/or grant a PDA to the Buyers to achieve the same effect at no cost to the Sellers and subject to the Buyers providing the Sellers with an indemnity in a form acceptable to the Sellers.

Clause 30
If the Charterer does not exercise its option to extend the period of the Charter, ihcn the (Xncr hhali be deemed to have appointed the Charterer as its exclusive chartering broker for the Vessel foi n period ending on the second anniversary of the dale on which this Agreement enters into effect. Thi—chartering services shall include seeking and negotiating employment for the Vessel and the conclusion of charter parlies or other contracts relating to the employment of the Vessel. The Owner shall pay the Charterers a commission equal to one point two five per cent (1.25%) of all gross freights and hires received by the Owner under charter parties or other contracts relating to the employment of the Vessel concluded pursuant hereto.
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